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                                                                       EXHIBIT 5



November 25, 1998


First American Corporation
First American Center
Nashville, Tennessee 37237

Ladies and Gentlemen:

As General Counsel of First American Corporation, a Tennessee corporation ("First American"), I have examined and am familiar with such documents, corporate records and other instruments relating to the registration of shares of Pioneer Bancshares, Inc. ("PBI") employee benefit plans in connection with the Company's acquisition of PBI as I have deemed necessary for the purposes of this opinion, including PBI's 1994 Long-Term Incentive Plan (the "Plan"), the corporate proceedings of First American taken to issue its Common Stock pursuant to the Plan, and Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") to the Registration Statement on Form S-4 (File No. 333-66213) under the Securities Act of 1933 filed by First American with the Securities and Exchange Commission relating to the shares of First American common stock, par value of $2.50 per share ("Common Stock"), to be distributed under the Plan.

Based on the foregoing, I am of the opinion that when certificates for such shares of Common Stock have been duly executed, countersigned and registered by a Transfer Agent of First American and paid for in accordance with applicable law and delivered in accordance with the terms of the Plan, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

I hereby consent to the use of my opinion for filing as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ MARY NEIL PRICE

Mary Neil Price